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                                                                Exhibit 11
THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
Computation of Earnings Per Share

                                    Three Months Ended    Nine Months Ended
                                       September 30          September 30
                                    -------------------  ------------------
                                        1999       1998     1999       1998
                                      ------     ------   ------     ------
                                      (In millions, except per share data)

EARNINGS
Basic:
Net income (loss), as reported          $327        $68     $696       $(11)
Dividends on preferred stock,
  net of taxes                            (2)        (2)      (6)        (7)
Premium on preferred shares redeemed      (1)        (1)      (3)        (3)
                                      ------     ------   ------     ------
  Net income (loss) available
     to common shareholders             $324        $65     $687       $(21)
                                      ======     ======   ======     ======

Diluted:
Net income (loss) available
  to common shareholders                $324        $65     $687       $(21)
Effect of dilutive securities:
  Convertible preferred stock              2          1        5          -
  Convertible monthly income
     preferred securities                  2          2        6          -
  Zero coupon convertible notes            1          1        2          -
                                      ------     ------   ------     ------
  Net income (loss) available
     to common shareholders             $329        $69     $700       $(21)
                                      ======     ======   ======     ======

COMMON SHARES
Basic:
  Weighted average common shares
     outstanding                         227        236      228        235
                                      ======     ======   ======     ======
Diluted:
  Weighted average common shares
     outstanding                         227        236      228        235
  Effect of dilutive securities:
    Stock options                          2          3        2          4
    Convertible preferred stock            7          8        7          -
    Convertible monthly income
      preferred securities                 7          7        7          -
    Zero coupon convertible notes          2          3        2          -
                                      ------     ------   ------     ------
           Total                         245        257      246        239
                                      ======     ======   ======     ======

EARNINGS (LOSS) PER SHARE
Basic                                  $1.43      $0.27    $3.01     ($0.09)
                                      ======     ======   ======     ======
Diluted                                $1.34      $0.27    $2.84     ($0.09)
                                      ======     ======   ======     ======